Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Platinum Energy Solutions, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-176566) on Form S-4 of Platinum Energy Solutions, Inc. of our report dated May 14, 2012, with respect to the combined balance sheet of Moncla Coil Tubing Well Services, L.L.C., Moncla Pressure Pumping Well Services, L.L.C., and MW Services Transportation LLC as of March 2, 2011, and the related combined statements of operations, member's equity, and cash flows for the period from January 1, 2011 to March 2, 2011, which report appears in the December 31, 2011 special report on Form 10-K of Platinum Energy Solutions, Inc.

/s/ KPMG LLP

Houston, Texas
May 14, 2012